EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

PERFICIENT, INC.

PERFICIENT MERITAGE, INC.

MERITAGE TECHNOLOGIES, INC.

and

ROBERT HONNER, as STOCKHOLDER REPRESENTATIVE

Dated as of June 18, 2004

TABLE OF CONTENTS

ARTICLE I
THE MERGER

1.01	The Merger
1.02	Plan of Merger
1.03	Effective Time
1.04	Effect of the Merger
1.05	Conversion of Company Preferred Stock; Cancellation of Company Common Stock
1.06	Conversion of Merger Sub Stock
1.07	Cash Holdback Amount; Stock Holdback Amount; Escrowed Shares
1.08	Certificate of Incorporation
1.09	Bylaws
1.10	Officers and Directors

ARTICLE II
PAYMENT OF MERGER CONSIDERATION

2.01	Exchange of Shares
2.02	Stock Restriction Agreements
2.03	No Assumption of Company Stock Options; Termination of Company Warrants
2.04	Adjustment of Merger Consideration
2.05	Dissenting Shares

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01	Corporate Organization and Qualification
3.02	Capitalization
3.03	Authority; No Violation
3.04	Consents and Approvals
3.05	Financial Statements
3.06	Absence of Certain Changes or Events
3.07	Legal Proceedings
3.08	Taxes and Tax Returns
3.09	Employee Benefit Plans
3.10	Compliance with Applicable Law; Certain Agreements; Licensing
3.11	Certain Contracts
3.12	Agreements with Regulatory Agencies
3.13	Environmental Matters
3.14	Properties
3.15	Insurance
3.16	Labor Matters
3.17	Intellectual Property
3.18	Broker’s Fees
3.19	Bank Accounts

i

3.20	Disclosure

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.01	Corporate Organization and Qualification
4.02	Capitalization
4.03	Authority; No Violations
4.04	Consents and Approvals
4.05	Broker’s Fees
4.06	No Prior Activities
4.07	Labor Matters
4.08	Reports; Financial Statements
4.09	No Undisclosed Material Liabilities
4.10	Legal Proceedings
4.11	Continued Listing of Stock
4.12	Valid Issuance of Parent Common Stock

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01	Covenants of the Company
5.02	Covenants of Parent and Merger Sub
5.03	All Necessary Action
5.04	Notification

ARTICLE VI
ADDITIONAL AGREEMENTS

6.01	Regulatory Matters
6.02	Securities Matters
6.03	Stockholder Approval; Exemption from Registration
6.04	Access to Information; Confidentiality
6.05	No Solicitation of Transactions
6.06	Legal Conditions to Merger
6.07	Disclosure Supplements
6.08	Tax Matters
6.09	Employment Agreements
6.10	Company Employees
6.11	Plans and Stock Option Grants
6.12	Non-Compete Agreements
6.13	Publicity
6.14	Indemnification
6.15	Termination of Company Warrants, Stock Agreement and Profit Sharing Plan
6.16	Obligations of Surviving Corporation

ARTICLE VII
CONDITIONS PRECEDENT

7.01	Conditions to Each Party’s Obligation to Effect the Merger

7.02	Conditions to Obligations of Parent and Merger Sub
7.03	Conditions to Obligations of the Company

ARTICLE VIII
TERMINATION AND AMENDMENT

8.01	Termination
8.02	Effect of Termination
8.03	Expenses
8.04	Amendment
8.05	Extension; Waiver

ARTICLE IX
INDEMNIFICATION

9.01	Agreement to Indemnify
9.02	Survival of Indemnity
9.03	Additional Provisions
9.04	Claim Notice; Definitions; Third Party Claim Procedures

ARTICLE X
STOCKHOLDERS REPRESENTATIVE

10.01	Appointment of Stockholders Representative
10.02	Authority
10.03	Reliance
10.04	Indemnification of Parent, Merger Sub and Their Affiliates
10.05	Indemnification of Stockholder Representative

ARTICLE XI
GENERAL PROVISIONS

11.01	Notices
11.02	Interpretation
11.03	Counterparts
11.04	Entire Agreement
11.05	Governing Law
11.06	Enforcement of Agreement
11.07	Severability
11.08	Assignment
11.09	Amendment

EXHIBIT LIST

EXHIBIT A	Form of Stockholder Proxy

EXHIBIT B	Purchase Price Certificate

EXHIBIT C	Form of Escrow Agreement

EXHIBIT D	Form of Letter of Transmittal

EXHIBIT E	Form of Stockholder Representation Letter

EXHIBIT F	Form of Stock Restriction Agreement

EXHIBIT G	Form of Employment Agreement

EXHIBIT H	Form of Confidentiality and Intellectual Property Assignment Agreement

EXHIBIT I	Form of Stock Option Agreement

EXHIBIT J	Form of Non-Compete Agreement

EXHIBIT K	Form of Opinion of Counsel to the Company

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of June 18, 2004, by and among Perficient, Inc., a Delaware corporation (“Parent”), Perficient Meritage, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Meritage Technologies, Inc., a Delaware corporation (the “Company”), and Robert Honner (“Stockholder Representative”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective companies and their Stockholders to consummate the business combination transaction provided for herein in which the Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”);

WHEREAS, as an inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, certain Company Preferred Stockholders (the “Principal Stockholders”) have executed a proxy in the form attached hereto as Exhibit A (the “Stockholder Proxy”) in favor of Christopher Gianattasio who has delivered on the date hereof the actions by written consent of the stockholders of the Company (the “Stockholder Consent”) attached to the Stockholder Proxy; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and covenants in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.01                        The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time (as hereinafter defined), the Merger Sub shall merge with and into the Company.  The Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  The name of the Surviving Corporation shall be “Perficient Meritage, Inc.”, a Delaware corporation.  Upon consummation of the Merger, the separate corporate existence of the Merger Sub shall terminate.

1.02                        Plan of Merger.  This Agreement shall constitute an agreement of merger for purposes of the DGCL.

1.03                        Effective Time.  As promptly as practicable, but in no event later than the third (3rd) business day after all of the conditions set forth in ARTICLE VII shall have been satisfied or waived by the party or parties entitled to the benefit of the same, the Company and Merger

Sub shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DGCL.  The Merger shall become effective on the date (the “Effective Date” or the “Closing Date”) and at the time (the “Effective Time”) as the Certificate of Merger is filed with the Delaware Secretary or at such later date and time as is agreed in writing by the parties and specified in such Certificate of Merger.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746 or such other location as the parties may mutually agree upon.

1.04                        Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 259 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

1.05                        Conversion of Company Preferred Stock; Cancellation of Company Common Stock.

(a)                                  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)                                     Each issued and outstanding share of Series B Convertible Preferred Stock, par value $0.001 per share, (the “Company Series B Preferred Stock”), shall convert into the right to receive and be exchangeable for the Series B Merger Consideration divided by the total number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time;

(ii)                                  Each issued and outstanding share of Series A Convertible Preferred Stock, par value $0.001 per share, (the “Company Series A Preferred Stock,” and, together with the Company Series B Preferred Stock, the “Company Preferred Stock”), shall convert into the right to receive and be exchangeable for the Series A Merger Consideration divided by the total number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time; and

(iii)                               Each issued and outstanding share of Common Stock, par value par value $0.001 per share, (the “Company Common Stock,” and, together with the Company Preferred Stock, the “Company Securities”), shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)                                 For purposes of this Agreement, the following terms have the following meanings:

(i)                                     “Closing Date Debt” means, without duplication, (A) subject to final determination based on the Final Closing Date Balance Sheet, the amount of all liabilities of the Company for borrowed money, including, but not limited to, any Company-guaranteed payment obligations (except for the Standby Letter of Credit #S030367300 issued by KeyBank National Association), and any other long term liabilities of the Company as specifically set forth on the Purchase Price Certificate attached hereto as Exhibit B, plus (B) the amount of $700,000 (the “Estimated Payroll Tax Obligation”) in respect of past-due payroll tax obligations relating to periods prior to the Closing Date, as reflected on the Estimated Closing Date Balance Sheet, without regard to transactions occurring after the Effective Time and outside the ordinary course of business.

(ii)                                  “Closing Date Net Working Capital” means, subject to final determination based on the Final Closing Date Balance Sheet, the amount of all current assets (net of reserves) of the Company, less the amount of all current liabilities (excluding those current liabilities included in Closing Date Debt) of the Company, as of the Effective Time, as reflected on the Estimated Closing Date Balance Sheet.

(iii)                               “Estimated Closing Date Balance Sheet” means the estimated consolidated balance sheet of the Company as at the close of business on the Closing Date, prepared in accordance with generally accepted accounting principles (“GAAP”), and in accordance with the same principles and methods followed in preparing the Financial Statements referred to in Section 3.05 hereof, and delivered by the Company to Parent no later than three business days prior to the expected Closing Date.

(iv)                              “Final Closing Date Balance Sheet” has the meaning set forth in Section 2.04(a).

(v)                                 “Merger Consideration” means, collectively, the Series A Merger Consideration and the Series B Merger Consideration.

(vi)                              “Merger Consideration Adjustment” means, subject to final determination based on the Final Closing Date Balance Sheet, the aggregate of (A) the amount by which the Closing Date Debt exceeds $2,000,000, and (B) either (1) increased by the amount, if any, by which the Closing Date Net Working Capital is less than $1,351,000, or (2) decreased by the amount, if any, by which the Closing Date Net Working Capital is in excess of $1,351,000.

(vii)                           “Parent Stock Per Share Price” means $3.595.

(viii)                        “Series A Merger Consideration” means, subject to final determination based on the Final Closing Date Balance Sheet, that number of shares of common stock, par value $0.001 per share, of the Parent (“Parent Common Stock”) equal to (A) $4,200,000, less the Merger Consideration Adjustment, divided by (B) the Parent Stock Per Share Price.

(ix)                                “Series B Merger Consideration” means, subject to final determination based on the Final Closing Date Balance Sheet, (A) a cash amount equal to $3,300,000 less the Merger Consideration Adjustment, and (B) that number of shares of Parent

Common Stock equal to the Merger Consideration Adjustment divided by the Parent Stock Per Share Price.

(c)                                  Each share of Company Preferred Stock converted into the right to receive Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (each a “Certificate,” and collectively, the “Certificates”) previously representing any such shares of Company Preferred Stock shall thereafter represent the right to receive Merger Consideration.

(d)                                 If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or exchange of shares or if a stock split, combination, stock dividend, stock rights or dividend thereon shall be declared with a record date within said period, the Parent Stock Per Share Price shall be correspondingly adjusted, as applicable.  No fractional shares of Parent Common Stock will be issued, provided, however, that the Company shall provide cash in an amount equal to the value of such fractional share of Parent Common Stock based upon the Parent Stock Per Share Price.

1.06                        Conversion of Merger Sub Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.  The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding share of common stock of the Surviving Corporation.

1.07                        Cash Holdback Amount; Stock Holdback Amount; Escrowed Shares.

(a)                                  $250,000 of the cash portion of the Series B Merger Consideration (the “Cash Holdback Amount”) to be delivered to the holders of Company Series B Preferred Stock (the “Company Series B Preferred Stockholders”) at Closing shall be held back by counsel for Parent, on behalf of Parent, until such time as a Final Closing Date Balance Sheet has been determined pursuant to Section 2.04(a) hereof.

(b)                                 Such number of shares of Parent Common Stock to be issued to the holders of Company Series A Preferred Stock (the “Company Series A Preferred Stockholders,” and, together with the Company Series B Preferred Stockholders, the “Company Preferred Stockholders”) as Series A Merger Consideration equal to the Cash Holdback Amount divided by the Parent Stock Price Per Share (the “Stock Holdback Amount”) to be delivered to the holders of Company Series A Preferred Stock at Closing shall be held back by counsel for Parent, on behalf of Parent, until such time as a Final Closing Date Balance Sheet has been determined pursuant to Section 2.04(a) hereof.

(c)                                  Such number of shares of Parent Common Stock to be issued to Company Series A Preferred Stockholders equal to $1,125,000 divided by the Parent Stock Per Share Price (the “Escrowed Shares”) shall be held in escrow for a period of one (1) year from the Closing Date, subject to the provisions of ARTICLE IX hereof, pursuant to the terms and subject to the conditions set forth in an escrow agreement to be entered into among the parties hereto and Continental Stock Transfer & Trust Company, as Escrow Agent, in the form attached hereto as Exhibit C, with such modifications as may be reasonably acceptable to the Company and Parent, as requested by the Escrow Agent (the “Escrow Agreement”).

1.08                        Certificate of Incorporation.  Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation.

1.09                        Bylaws.  Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.10                        Officers and Directors.  Unless otherwise agreed to by the parties prior to the Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time, until thereafter elected as provided by law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II
PAYMENT OF MERGER CONSIDERATION

2.01                        Exchange of Shares.

(a)                                  As promptly as practicable after the Effective Time, Parent shall mail to each record holder of Certificates a letter of transmittal, in the form attached hereto as Exhibit D (the “Letter of Transmittal”) and instructions for use in surrendering such Certificates and receiving the applicable Merger Consideration pursuant to Section 1.05.  From and after the Effective Time, upon surrender of all the Certificates representing all issued and outstanding shares of Company Preferred Stock to Parent (or affidavits and bonds relating thereto in accordance with Section 2.01(c)), together with a properly completed Letter of Transmittal, Stockholder Representation Letter, in the form attached hereto as Exhibit E (the “Stockholder Representation Letter”), and, if applicable, a Stock Restriction Agreement (as defined in Section 2.02) and a Non-Compete Agreement (as defined in Section 6.13), Parent shall deliver to each Company Preferred Stockholder such Stockholder’s pro rata portion of the Merger Consideration that is not subject to holdback or placed in escrow pursuant to Section 1.07 hereunder, calculated in the manner set forth in Section 1.05 hereof, and thereafter upon the release of any Merger Consideration that was subject to holdback or placed in escrow, shall promptly deliver to each Company Preferred Stockholder such Stockholder’s pro rata portion of the Merger Consideration so released from holdback or escrow.

(b)                                 After the date of this Agreement, there shall be no transfers on the stock transfer books of the Company of the shares of Company Securities which were issued and outstanding immediately prior to the date hereof.

(c)                                  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration specified in Section 2.01(a).

2.02                        Stock Restriction Agreements.  Fifty percent (50%) of the shares of Parent Common Stock (the “Restricted Shares”) to be issued pursuant to this Agreement to each Company Preferred Stockholder listed on Schedule 2.02 that accepts an offer of employment to continue as an employee of the Parent or the Surviving Corporation as of and following the Closing (the “Continuing Employee Stockholders”) shall be subject to forfeiture for a period of three (3) years from the Closing Date pursuant to the terms and conditions of a Stock Restriction Agreement to be entered into by the Parent and such Stockholder, in the form attached hereto as Exhibit F (the “Stock Restriction Agreement”).  Any forfeiture of Restricted Shares by a Continuing Employee Stockholder pursuant to such Stock Restriction Agreement shall be treated as an adjustment to the Merger Consideration payable to such Stockholder only.

2.03                        No Assumption of Company Stock Options; Termination of Company Warrants.

(a)                                  No options to purchase Company Common Stock, whether granted under the Stock Plan (as defined in Section 3.02(b)) or otherwise, shall be assumed by Parent.  Prior to the date hereof and subject to the Effective Time, the Company shall have effected the termination of the Stock Plan and shall have satisfied all requirements under the Stock Plan or otherwise to effect such termination, including, but not limited to, the giving of any notice and obtaining any consents, amendments or waivers required by the Stock Plan or any agreement relating to the Company Options.  Company acknowledges that, immediately after the Effective Time, Parent and the Surviving Corporation shall take any and all actions necessary to cause the cancellation and termination of all Company Options that have not been exercised prior to the Effective Time.

(b)                                 Prior to the Effective Time, each warrant to acquire shares of Company Securities granted and outstanding immediately prior to the Effective Time (each, a “Company Warrant”), whether or not contingent or earned and whether exercisable or unexercisable, shall be terminated pursuant to its terms or pursuant to an agreement with the holder of such Company Warrant.

2.04                        Adjustment of Merger Consideration.

(a)                                  As soon as practicable but in no event later than thirty (30) days following the Closing Date, Parent, at its expense, shall cause the preparation of a final balance sheet of the Company, as at the close of business on the Closing Date (the “Final Closing Date Balance Sheet”), prepared in accordance with GAAP and in accordance with the same principles and methods followed in preparing the Financial Statements referred to in Section 3.05 hereof.  Parent shall share with the Stockholder Representative (as defined Section 10.01) such detailed calculations and supporting documents as the Stockholder Representative shall reasonably request in connection with its review thereof.  The Stockholder Representative may submit to Parent, not later than fifteen (15) days from the receipt of the Final Closing Date Balance Sheet from Parent, a list of any components of the Final Closing Date Balance Sheet with which the Stockholder Representative disagrees, if any (a “Dispute Notice”).  If the Stockholder Representative does not issue a Dispute Notice prior to such date, the Final Closing Date Balance Sheet, as supplied to the Stockholder Representative, shall be deemed to have been accepted and agreed to by the Stockholder Representative on behalf of the Stockholders, and shall be final and binding on the parties to this Agreement and all Stockholders.  In the event of a Dispute Notice by the Stockholder Representative, Parent and the Stockholder Representative shall thereafter for a period of up to twenty (20) days negotiate in good faith to resolve any items of dispute.  Any items of dispute regarding the Final Closing Date Balance Sheet which are not so resolved shall be submitted to Deloitte (the “Arbitrating Accountant”) or another nationally recognized firm of public accountants mutually acceptable to Parent and the Stockholder Representative, who shall serve as an arbitrator hereunder, the expenses of which shall be shared one-half by Parent and one-half by the Stockholder Representative, on behalf of the Stockholders, unless otherwise determined by the Arbitrating Accountant.  If Parent and the Stockholder Representative are unable to agree on an Arbitrating Accountant pursuant to the foregoing, each of (x) Parent and (y) the Stockholder Representative shall, within ten (10) days after delivery of the Dispute Notice select a disinterested arbitrator with relevant experience, and the two disinterested arbitrators so selected shall select, within ten (10) days of the selection of such arbitrators, an Arbitrating Accountant.  In connection with the resolution of any dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator.  The Arbitrating Accountant so selected shall render a written decision as promptly as practicable, but in no event later than thirty (30) days after submission of the matter to the Arbitrating Accountant.  The decision of the Arbitrating Accountant shall be final and binding upon the parties and the Stockholders, and judgment may be entered on such decision in a court of competent jurisdiction.  To the extent not otherwise provided herein, the commercial arbitration rules of the American Arbitration Association as in effect at the time of any arbitration shall govern such arbitration in all respects.  The determination of the Arbitrating Accountant with respect to any and all disputes with respect to the Final Closing Date Balance Sheet shall be conclusive and binding upon all parties.

(b)                                 If the Merger Consideration Adjustment, as finally determined based upon the Final Closing Date Balance Sheet (determined pursuant to the procedures set forth in Section 2.04(a)), exceeds the Merger Consideration Adjustment determined based upon the Estimated Closing Date Balance Sheet (such excess, if any, referred to herein as the “Additional Merger Consideration Adjustment”), then Parent shall, within ten (10) days after the Final Closing Date Balance Sheet is determined:

(i)                                     deduct the amount of the Additional Merger Consideration Adjustment (the “Cash Reduction Amount”) from the Cash Holdback Amount and pay the remaining balance, if any, of the Cash Holdback Amount to the Company Series B Preferred Stockholders, pro rata based on the number of shares of Company Series B Preferred Stock held by each Stockholder immediately prior to the Closing;

(ii)                                  issue to the Company Series B Preferred Stockholders the number of shares of Parent Common Stock (the “Cash Replacement Shares”) equal to the Cash

Reduction Amount divided by the Parent Stock Price Per Share, pro rata based on the number of shares of Company Series B Preferred Stock held by each Company Series B Preferred Stockholder immediately prior to the Closing;

(iii)                               deduct the number of shares of Parent Common Stock from the Stock Holdback Amount equal to the number of Cash Replacement Shares and deliver the remaining balance, if any, of the Stock Holdback Amount to the Company Series A Preferred Stockholders, pro rata based on the number of shares of Company Series A Preferred Stock held by each Company Series A Preferred Stockholder immediately prior to the Closing; and

(iv)                              to the extent the Additional Merger Consideration Adjustment is greater than the Cash Holdback Amount, claim such additional amount pursuant to ARTICLE IX of this Agreement.

(c)                                  If the Merger Consideration Adjustment, as finally determined based upon the Final Closing Date Balance Sheet (determined pursuant to the procedures set forth in Section 2.04(a)), is less than the Merger Consideration Adjustment determined based upon the Estimated Closing Date Balance Sheet (such reduction, if any, referred to herein as the “Reduced Merger Consideration Adjustment”), then Parent shall, within ten (10) days after the Final Closing Date Balance Sheet is determined:

(i)                                     pay the Cash Holdback Amount to the Company Series B Preferred Stockholders, pro rata based on the number of shares of Company Series B Preferred Stock held by each Stockholder immediately prior to the Closing;

(ii)                                  deliver the Stock Holdback Amount to the Company Series A Preferred Stockholders, pro rata based on the number of shares of Company Series A Preferred Stock held by each Stockholder immediately prior to the Closing; and

(iii)                               pay the Reduced Merger Consideration Adjustment to the Company Series A Preferred Stockholders, pro rata based on the number of shares of Company Series A Preferred Stock held by each Stockholder immediately prior to the Closing.

(d)                                 In the event the Surviving Corporation’s liability for all past-due payroll tax obligations of the Company relating to periods prior to the Closing Date, including all costs associated with settling such payroll tax obligations, including reasonable attorneys’ fees and disbursements and reasonable accountants’ fees and disbursements, is less than the Estimated Payroll Tax Obligation, then promptly upon the settlement of such liability, Parent shall pay to the Company Series A Preferred Stockholders, pro rata based on the number of shares of Company Series A Preferred Stock held by each Stockholder immediately prior to the Closing, the amount by which the Estimated Payroll Tax Obligation exceeded the Surviving Corporation’s liability for all such past-due payroll tax obligations.

2.05                        Dissenting Shares.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, shares of Company Securities that are outstanding immediately prior to the Effective Time and which are held by Stockholders (as defined in Section 3.02(a)) who have exercised and perfected appraisal rights for such shares of Company Securities in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration.  Each such Stockholder shall be entitled to receive payment of the appraised value of such shares of Company Securities held by it in accordance with the DGCL, unless and until such Stockholder fails to perfect or effectively withdraws or otherwise loses its appraisal rights under the DGCL.  All Dissenting Shares held by Stockholders who shall fail to perfect or who effectively shall waive, withdraw or otherwise lose their right to appraisal of such shares of Company Securities under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of Merger Consideration, without any interest thereon, upon the surrender, in the manner provided in Section 2.01, of the corresponding Certificate.

(b)                                 The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent and Merger Sub, on the date hereof and as of the Effective Date.  The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article III where it should be reasonably apparent that such disclosure relates to other such sections and subsections.  For purposes of this Agreement, “Company Material Adverse Effect” shall mean a material adverse effect on the Company, its business or financial condition, taken as a whole.  When used herein, the term “to the knowledge of the Company” shall mean the actual knowledge of the executive officers of the Company.

3.01                        Corporate Organization and Qualification.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Company’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Each of the Company and its Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  The Certificate of Incorporation and Bylaws of the Company and its Subsidiaries, copies of which have previously been delivered to Parent, are true, accurate and complete copies of such documents as in effect as of the date of this Agreement.

(b)                                 Except as set forth on Schedule 3.01(b), the Company has no direct or indirect Subsidiaries.  Except as set forth on Schedule 3.01(b), the Company does not own, control or hold with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for less than five percent (5%) of any equity security registered under the Exchange Act.  As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is or should be consolidated with such party for financial reporting purposes.

(c)                                  The minute books of each of the Company and its Subsidiaries contain records of all actions taken at meetings of, and corporate actions or written consents taken by its stockholders and board of directors (including committees thereof).

3.02                        Capitalization.

(a)                                  The authorized capital stock of the Company consists of 54,000,000 shares of Company Common Stock, 1,000,000 shares of Preferred Stock, $0.001 par value, of which 10,000 shares are designated as Company Series A Preferred Stock and 3,000 shares are designated as Company Series B Preferred Stock.  As of the date of this Agreement, there are 28,097,727 shares of Company Common Stock, 8,148 shares of Company Series A Preferred Stock and 3,000 shares of Company Series B Preferred Stock issued and outstanding, all of which are owned by the holders and in the amounts as set forth in Schedule 3.02 annexed hereto (the “Stockholders”).  All of the issued and outstanding shares of Company Securities have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  The authorized and issued and outstanding capital stock of each Subsidiary of the Company is set forth on Schedule 3.02.  All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  Except as set forth in Schedule 3.02 hereto and Section 3.02(b) hereof, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Securities or any other equity security of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Company Securities or any other equity security of the Company other than as provided for in this Agreement.  There are no bonds, debentures, notes, shares of preferred stock (other than the Company Preferred Stock) or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the Stockholders of the Company may vote.

(b)                                 No shares of Company Common Stock have been issued pursuant to the exercise of options (“Company Options”) granted under the Meritage Technologies, Inc. Nonqualified Stock Option Plan (the “Stock Plan”) and (ii) 2,212,317 shares of Company Common Stock are subject to Company Options that have not yet been exercised.  The Company Options have been granted to the holders in the amounts listed on Schedule 3.02(b).  The cancellation and termination of the Stock Plan in accordance with Section 2.03 will not give rise or constitute a breach of the Stock Plan or any agreement entered into pursuant to such plan.

(c)                                  Except as disclosed on Schedule 3.02(c) hereto, there are no agreements or understandings with respect to the voting of any shares of Company Securities or of any Subsidiary of the Company or which restrict the transfer of such shares, to which the Company is a party and there are no such agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any such shares or which restrict the transfer of such shares, other than applicable federal and state securities laws.

(d)                                 All dividends on Company Securities which have been declared prior to the date of this Agreement have been paid in full.

3.03                        Authority; No Violation.

(a)                                  The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of the Company Stockholders,  to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby.  The Board of Directors of the Company, at a meeting duly called and held, has unanimously approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL and the Company’s charter documents and directed that this Agreement and the Merger be submitted to the Company Stockholders for their approval and adoption.  The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on the part of the Company and, except for the approval and adoption of this Agreement and the Merger by the Company Stockholders as required by the Company’s Certificate of Incorporation and Bylaws and the filing of the Certificate of Merger, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against each of the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                 Except as set forth on Schedule 3.03(b)(i) hereto, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions, hereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) to the knowledge of the Company, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, license or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the

Company or any of its Subsidiaries under any Company Contract or other agreement entered into with the customers listed on Schedule 3.03(b)(ii) hereto (the “Material Customers”).

3.04                        Consents and Approvals.  Except for (a) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL to effect the Merger, (b) such filings under securities laws as may be necessary in connection with the offer and sale of the Parent Common Stock, (c) any facts or circumstances relating solely to Parent or Merger Sub, and (d) such filings, authorizations, consents or approvals as may be set forth on Schedule 3.04 hereto, no consents or approvals of, or filings or registrations with, any court, administrative agency, regulatory agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or under any Company Contract or other agreement with any Material Customer are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby.

3.05                        Financial Statements.

(a)                                  Attached to Schedule 3.05(a) are copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2004 and the related statement of income for the four month period ended April 30, 2004 (the “Interim Financial Statements”).  The Audited Financial Statements and the Interim Financial Statements shall be collectively referred to herein as the “Financial Statements.”  The Financial Statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated income of the Company and its Subsidiaries for the periods then ended and have been prepared by the Company as of their respective dates in accordance with GAAP during the periods involved (except as may be indicated therein or in the notes thereto, and provided that the Interim Financial Statements are subject to the absence of notes and to year-end adjustments).

(b)                                 Except (i) as set forth in the Company Disclosure Schedule, (ii) for liabilities incurred in the ordinary course of business consistent with past practice, or (iii) for liabilities contemplated herein or in connection herewith, the Company does not have any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not reflected on the Interim Financial Statements.

(c)                                  Schedule 3.05(c) contains the Company’s accounts receivable report as of April 30, 2004, which report is true and accurate in all material respects and has been prepared in accordance with the Company’s normal practice.  The accounts receivable reflected in the April 30, 2004 report contained in Schedule 3.05(c) and all the accounts receivable arising after such date and prior to the Effective Time are valid and genuine and, subject to the allowance for bad debt set forth in the Interim Financial Statements, collectible, and arose from bona fide transactions in the ordinary course of the Company’s business.  Except as set forth in the Company Disclosure Schedule, no account receivable has been assigned or pledged to any other person and no defense or set off to any such account receivable has, to the knowledge of the

Company, been asserted by the account obligor.  The allowance for bad debt for the Company’s accounts receivable set forth on the Interim Financial Statements is in accordance with GAAP and in accordance with the historical accounting practices of the Company.

(d)                                 Except as set forth on Schedule 3.05(d), since April 30, 2004, neither the Company nor its Subsidiaries has declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of the capital stock of the Company or issued or sold any such shares of capital stock.

3.06                        Absence of Certain Changes or Events.  Since April 30, 2004, there has not been any Company Material Adverse Effect and, to the knowledge of the Company, no fact or condition specific to the Company exists which would reasonably be expected to cause such a Company Material Adverse Effect.

3.07                        Legal Proceedings.  The Company is not a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries, before any court, arbitrator, administrative agency or Governmental Entity, domestic or foreign.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business.

3.08                        Taxes and Tax Returns.

(a)                                  For purposes of this Agreement, the terms “Tax” and “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign.  The term “Tax Return” shall mean any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes.

(b)                                 The Company and its Subsidiaries (collectively, the “Taxpayer”) has filed all Tax Returns that were required to be filed.  All such Tax Returns were when filed, and continue to be, correct and complete in all material respects, and all Taxes owed by the Taxpayer (whether or not shown on any Tax Return) for any taxable period or portion thereof ending on or before the Closing Date have been timely paid or adequate provision has been or will be made therefore prior to Closing.  The Taxpayer currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Taxpayer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens with respect to Taxes on any of the assets or property of the Taxpayer.

(c)                                  The Taxpayer has withheld or collected and paid all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder, any other third party, or otherwise.

(d)                                 The Taxpayer has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of the Taxpayer since July 19, 2000 and prior to the date hereof.

(e)                                  No claim, assessment, deficiency, audit, investigation, or administrative proceeding with respect to Taxes or any Tax Return of the Taxpayer is pending or, to the knowledge of the Taxpayer, has been threatened.

(f)                                    The Taxpayer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)                                 The Taxpayer has not agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(h)                                 The Taxpayer is not a party to any contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i)                                     The Taxpayer has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(j)                                     The Taxpayer is not a party to any agreement, whether written or unwritten, providing for the payment of Tax liabilities, payment for Tax losses, entitlements to refunds or similar Tax matters.

(k)                                  No ruling with respect to Taxes relating to the Taxpayer has been requested by or on behalf of the Taxpayer.

(l)                                     The Taxpayer (i) has never been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) filing a consolidated federal (or combined or unitary state, local or foreign) income Tax Return and (ii) does not have any liability for the taxes of any Person (other than the Taxpayer’s) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(m)                               The unpaid Taxes of the Taxpayer (i) did not, as of the date of the Financial Statements, exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) do not exceed the reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Taxpayer in filing its Tax Returns.

(n)                                 Except as set forth on Schedule 3.08(n) hereto, the Taxpayer will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

3.09                        Employee Benefit Plans.

(a)                                  Schedule 3.09 hereto sets forth a true and complete list of all Plans maintained or contributed to by the Company or any of its Subsidiaries during the five (5) years preceding this Agreement.  The term “Plans” for purposes of this ARTICLE III means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”) and each other plan, arrangement, agreement or policy relating to employment, bonus, deferred compensation, retirement, profit sharing, 401(k), stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, severance, termination, collective bargaining, group insurance, fringe benefit, and other employee benefit, incentive and welfare plans, written or oral, and all trusts related thereto, that are maintained or contributed to, or that were maintained or contributed to at any time during the five (5) years preceding the date of this Agreement, by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(b)                                 The Company has heretofore made available to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two (2) years, (ii) the actuarial report for such Plan (if applicable) for each of the last two (2) years, and (iii) the most recent determination letter from the IRS (if applicable) for such plan.

(c)                                  Except as set forth in Schedule 3.09, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be “qualified” within meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no “accumulated funding deficiency” (whether or not waived), (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of the Company, any of its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) life insurance death benefits payable in the event of the death of a covered employee, (C) disability benefits payable to disabled former employees, (D) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (E) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or any ERISA Affiliate or (F) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA no liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no “reportable event” (within the meaning of Section 1013 of ERISA and the regulations thereunder), (vi) none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever maintained or contributed to a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company, any of its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of the Company, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, and (x) there are no pending, or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, and to the knowledge of the Company, no Plan is under governmental investigation or audit or under consideration with the Internal Revenue Service under the Employee Plans Compliance Resolution System.

(d)                                 With respect to any Plan that is a welfare plan (within the meaning of Section 3(l) of ERISA) (i) no such Plan is funded through a “welfare benefit fund,” as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements (“COBRA”).

(e)                                  Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by the Company, any of its Subsidiaries or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

(f)                                    Except as contemplated herein, neither the Company nor any of its Subsidiaries has entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any bonus, profit sharing, compensation, stock option or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding).

(g)                                 The consummation of the transaction contemplated herein will not (i) entitle any current or former employee of the Company or any Subsidiary to severance benefits or any other compensation (including, without limitation, golden parachute or bonus), or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider, except in each case as expressly provided in this Agreement.

(h)                                 The Company and its Subsidiaries have no material unfunded liabilities for benefits or claims accrued pursuant to any Plan, which Plan is not intended to be qualified under Section 401(a) of the Code.

3.10                        Compliance with Applicable Law; Certain Agreements; Licensing.  Except as set forth in Schedule 3.10(i) hereto, to the knowledge of the Company, each of the Company and its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, except where the failure to hold such license, franchise, permit or authorization would not result in a Company Material Adverse Effect, and has complied with and is not in conflict with, or in default or violation of any (a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, material agreement or other material instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company is bound or affected; and, to the knowledge of the Company, neither the Company nor any Subsidiary has received notice of, any violations of any the above.  Schedule 3.10(ii) hereto contains a list of all material federal and state licenses, franchises, permits and authorizations necessary for the lawful conduct of the Company’s or any of is Subsidiaries’ respective businesses.

3.11                        Certain Contracts.

(a)                                  Except as contemplated hereby or as set forth in Schedule 3.11(a)(i) hereto, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or employee, or with respect to the employment of any consultant which cannot be terminated without payment, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission) (“SEC”) to be performed after the date of this Agreement, (iv) which is a material consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on ninety (90) days or less notice, (v) which restricts the conduct of any line of business by the Company or any of its Subsidiaries, (other than commercially reasonable nonsolicitation provisions in customer contracts), (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) with respect to any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  Other than as set forth in the Company Disclosure Schedule or in this Agreement, no benefits under any of such plans will be increased, or the vesting of the benefits of which, will be accelerated by the occurrence of any of the transactions contemplated by this Agreement.  The Company has previously delivered to Parent true and complete copies of all such employment, consulting and deferred compensation agreements which are in writing and to which the Company or any of its Subsidiaries is a party.  Each contract, arrangement, commitment or understanding of the type described in this Section is referred to herein as a “Company Contract”.

(b)                                 Except as set forth in Schedule 3.11(b) hereto, (i) each Company Contract is legal, valid and binding upon the Company or any of its Subsidiaries, as the case may be, and in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) the Company has performed all material obligations required to be performed by it to date under each such Company Contract, (iii) to the knowledge of the Company, no party is in breach or default and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries, as the case may be, under any such Company Contract.

3.12                        Agreements with Regulatory Agencies.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued in writing by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter, suspension order, or similar undertaking (each, a “Regulatory Agreement”) with any regulatory agency or any other Governmental Entity, nor has the Company been notified in writing or, to the knowledge of the Company, otherwise by any regulatory agency or any other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.13                        Environmental Matters.

(a)                                  The Company and its Subsidiaries are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the “EPA”) and of state and local agencies with jurisdiction over pollution or protection of the environment.

(b)                                 There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company has been or, with respect to threatened proceedings, may be named as a defendant, responsible party or potentially responsible party in any way relating to any environmental law, rule, regulation, standard or requirement.

3.14                        Properties.

(a)                                  Neither the Company nor any of its Subsidiaries owns or has any ownership interest in any real property.

(b)                                 Except as set forth in Schedule 3.14 hereto, to the knowledge of the Company, all buildings and structures leased and used by the Company or any of its Subsidiaries conform in all material respects with all applicable ordinances, codes or regulations.

(c)                                  Schedule 3.14 contains a true, complete and correct list of all leases pursuant to which the Company or any of its Subsidiaries leases any real or personal property, either as lessee or as lessor which leases call for an annual payment in excess of $10,000 (the “Company Leases”).  Assuming due authorization of the other party or parties thereto, each of the Company Leases is valid and binding on the Company or any of its Subsidiaries and, to the knowledge of the Company, valid and binding on and enforceable against all other respective parties to such leases, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  There are not under such Company Leases any existing material breaches, defaults or events of default by the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries received notice of, or made a claim with respect to, any breach or default by any other party to such Company Leases.  Each of the Company and its Subsidiaries enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.

3.15                        Insurance.  The Company has made available to Parent true and complete copies of all policies of insurance of the Company and its Subsidiaries currently in effect, a list of which is attached as Schedule 3.15.  All of the policies relating to insurance maintained by the Company with the respect to its properties and the conduct of its business (or any comparable policies entered into as a replacement thereof) are in full force and effect and the Company has not received any notice of cancellation with respect thereto.  All life insurance policies on the lives of any of the current and former officers of the Company which are maintained by the Company or any of its Subsidiaries or which are otherwise included as assets on the books of the Company are, or will at the Effective Time be, owned by the Company or any of its Subsidiaries, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Company agrees that there will not be an amendment prior to the Effective Time without the consent of Parent.  The Company does not have any liability for unpaid premium or premium adjustments not properly reflected in the Company’s Interim Financial Statements.  All claims under any policy or bond have been duly and timely filed.

3.16                        Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union or guild contract nor has the Company or any of its Subsidiaries been approached by any collective bargaining or other labor union or guild seeking to enter into a contract with the Company or any of its Subsidiaries.  There is no pending or, to the knowledge of the Company, threatened, labor dispute, strike or work stoppage against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries nor any of its representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company or any of its Subsidiaries, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has hired any illegal aliens as employees.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees.  There are no race, age, sex or other discrimination complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, commission or agency nor, to the knowledge of the Company, does any basis therefor exist.

3.17                        Intellectual Property.  To the knowledge of the Company, the Company and its Subsidiaries own or possess a license or other right to use without payment of any amount all patents, copyrights, trade secrets, trade names, service marks, trademarks, domain names, know-how, software and other intellectual property necessary to the operation of its business as presently conducted (collectively, the “Intellectual Property Rights”).  Schedule 3.17 sets forth a list of all patents, pending patent applications, registered copyrights, registered trademarks and service marks and applications for the registration of trademarks and service marks which are owned by the Company as well as all intellectual property license agreements (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses and licenses embodied in agreements entered into between the Company and its customers in connection with the services performed by the Company thereunder).  Neither the Company nor any of its Subsidiaries has received any notice of conflict with the Intellectual Property Rights from any third party.  The Company and its Subsidiaries are not in default under any contract, agreement, arrangement or commitment relating to any of the Intellectual Property Rights, except where the existence of a default would not have a Company Material Adverse Effect.  The Intellectual Property Rights are valid and enforceable and, to the knowledge of the Company, do not infringe upon the rights of any third parties.

3.18                        Broker’s Fees.  Neither the Company nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

3.19                        Bank Accounts.  The Company has provided or made available to Parent complete and current summaries of information regarding all accounts, lock boxes and safe deposits maintained by the Company and its Subsidiaries at banks, trust companies, securities firms or other brokers or other financial institutions.

3.20                        Disclosure.  No representation or warranty of the Company contained in this Agreement or any schedule to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by the Parent and Merger Sub to Company, on the date hereof and as of the Effective Date.  The disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this Article IV where it should be reasonably apparent such disclosure relates to other such sections and subsections.  For purposes of this Agreement, “Parent Material Adverse Effect” shall mean a material, adverse effect on the Parent, its business or financial condition, taken as a whole.  When used herein, the term “to the knowledge of the Parent” shall mean the actual knowledge of the executive officers of the Parent.

4.01                        Corporate Organization and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  The Certificate of Incorporation and Bylaws of each of Parent and Merger Sub, copies of which have previously been delivered to the Company, are true and complete copies of such documents as in effect as of the date of this Agreement.  Schedule 4.01 sets forth the name and address of all of the Parent’s Subsidiaries.  Neither Parent nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for less than five percent (5%) of any equity security registered under the Exchange Act.

4.02                        Capitalization.

(a)                                  The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 8,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”).  As of the date hereof, [17,961,673] shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except as set forth in Schedule 4.02 hereto, as of the date immediately prior to the date hereof, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent or any of its Subsidiaries other than as provided for in this Agreement.  There are no bonds, debentures, notes, shares of preferred stock or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders of Parent may vote.  There are no agreements or understandings with respect to the voting of any shares of Parent Common Stock or any Subsidiary of Parent or which restrict the transfer of such shares to which Parent or any of its Subsidiaries is a party, other than applicable federal and state securities laws.

(b)                                 The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”).  As of the date hereof, 1,000 shares of Merger Sub Common Stock are outstanding.  All of the issued and outstanding shares of capital stock of Merger Sub are owned by Parent, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

4.03                        Authority; No Violations.

(a)                                  Each of Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Merger Sub.  Except for the filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                 Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by either Parent or Merger Sub, as the case may be, of the transactions contemplated hereby, nor compliance by either Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Parent, or Merger Sub, as the case may be, or (ii) violate any statute, code, ordinance, rule, regulations, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, material agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.04                        Consents and Approvals.  Except for (a) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL to effect the Merger, (b) such filings under securities laws as may be necessary in connection with the offer and sale of the Parent Common Stock, (c) such filings as may be necessary as a result of any facts or circumstances related solely to the Company, and (d) the consents and approvals listed on Schedule 4.04 hereto, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

4.05                        Broker’s Fees.  Neither Parent nor Merger Sub, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fee, commission or finder’s fee in connection with any of the transactions contemplated by this Agreement, except as set forth in Schedule 4.05 hereto.

4.06                        No Prior Activities.  Merger Sub has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement and consummation of the transactions contemplated hereby.  Merger Sub has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, or become subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

4.07                        Labor Matters.  Neither Parent nor any of its Subsidiaries is a party to any collective bargaining or other labor union or guild contract nor, to Parent’s knowledge, has Parent or any of its Subsidiaries been approached by any collective bargaining or other labor union or guild seeking to enter into a contract with Parent or any of its Subsidiaries.  There is no pending, or to Parent’s knowledge, threatened labor dispute, strike or work stoppage against Parent or any of its Subsidiaries which may interfere with the business activities of Parent or any of its Subsidiaries.  None of Parent or any of its Subsidiaries or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the business of Parent or any of its Subsidiaries, and there is no pending or, to Parent’s knowledge, threatened charge or complaint against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency.

4.08                        Reports; Financial Statements.

(a)                                  Parent has filed all forms, reports, registration statements and documents required to be filed by it with the SEC since January 1, 1999 (such forms, reports, registration statements and documents, together with any amendments thereto, the “Parent SEC Filings”).  As of their respective dates, the Parent SEC Filings (i) comply as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof and as of the Effective Date, and the representations and warranties of Parent contained in this Agreement or any schedule to this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein, in light of the circumstances in which they are made, not misleading.  No event or circumstance has occurred or information exists with respect to Parent or its business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed (assuming for this purpose the preparation of an effective registration statement filed by Parent under the Securities Act into which Parent’s reports filed under the Exchange Act are incorporated by reference).

(b)                                 The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Parent SEC Filings (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the income, cash flows, and changes in stockholder’s equity for the periods involved.

4.09                        No Undisclosed Material Liabilities.  There are no liabilities, commitments or obligations of the Parent or any of its Subsidiaries of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be likely to result in such a liability commitment or obligation, other than:

(a)                                  liabilities, commitments or obligations disclosed or provided for in the Parent SEC Filings;

(b)                                 liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice;

(c)                                  liabilities, commitments or obligations under this Agreement; and

(d)                                 liabilities, commitments or obligations that individually or in the aggregate have not had and are not reasonably likely to have a Parent Material Adverse Effect.

4.10                        Legal Proceedings.  The Parent is not a party to any, and there are no pending or to the knowledge of Parent threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Parent or any of its Subsidiaries or any property or asset of the Parent or any of its Subsidiaries, before any court, arbitrator, administrative agency or Governmental Entity, domestic or foreign which would have Parent Material Adverse Effect.

4.11                        Continued Listing of Stock.  Parent’s Common Stock is listed for trading on the Nasdaq SmallCap Market (“Nasdaq”)and the Boston Stock Exchange and meets all maintenance criteria for continued listing thereon, respectively.  The Parent has not received any notices or correspondences in writing from either the Nasdaq or the Boston Stock Exchange regarding any current investigation or inquiry or providing any notice of a current proceeding with respect to the delisting of the Parent’s securities.

4.12                        Valid Issuance of Parent Common Stock.  The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.  Assuming each Company Preferred Stockholder executes a Stockholder Representation Letter in the form attached hereto as Exhibit E, delivers such Stockholder Representation Letter to Parent prior to the Effective Time, and does not amend or revoke such Stockholder Representation Letter prior to the Effective Time, and assuming the accuracy of the representations and warranties of the Company Preferred Stockholders in the Stockholder Representation Letters, the shares of Parent Common Stock to be issued pursuant to this Agreement will be validly issued pursuant to the “private placement” exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01                        Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall (and shall cause its Subsidiaries to) carry on its business in the ordinary course consistent with past practice.  The Company shall (and shall cause its Subsidiaries to) use all reasonable efforts to preserve its business organization, keep available the present services of its employees, continue to make regularly scheduled payments on all of its existing debt and preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist, including, but not limited to all Company Contracts.  Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not (and shall cause its Subsidiaries not to):

(a)                                  except as specifically provided in the Company Disclosure Schedule with regard to Section 3.05(d) hereof, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b)                                 (i) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

(c)                                  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

(d)                                 amend its Certificate of Incorporation or Bylaws;

(e)                                  make any capital expenditures in excess of $10,000;

(f)                                    enter into any new line of business;

(g)                                 acquire or agree to acquire, by merging or consolidating with, or by purchasing a equity interest in or a portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets other than in the ordinary course of business;

(h)                                 change its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;

(i)                                     except as contemplated hereby or as set forth on Schedule 5.01(i) hereto, enter into, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its current or former directors, officers or employees, or increase in any manner compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), excluding, however, any increase in compensation or benefits for any employees in the ordinary course of business and specifically approved in writing by Parent; or enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee (whether or not legally binding);

(j)                                     incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity except in the ordinary course of business consistent with past practices of the Company;

(k)                                  sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements other than in the ordinary course of business;

(l)                                     make any Tax election, or settle or compromise any federal, state, local or foreign Tax liability or file or amend any Tax Return;

(m)                               pay, discharge or satisfy any claim, liability or obligation other than payments in the ordinary course of business and consistent with past practices of the Company, liabilities incurred in connection with the Merger and the transactions expressly contemplated hereby, or liabilities reflected or reserved against in the Financial Statements, or subsequently incurred in the ordinary course of business and consistent with past practices of the Company;

(n)                                 except as set forth on Schedule 5.01(n) hereto, enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination, or make any commitment with respect to, regardless of whether consistent with past practices, any lease, contract, agreement or commitment having a term of one (1) year or more from the time of execution or outside the ordinary course of business consistent with past practices;

(o)                                 waive any material right, whether in equity or at law; or

(p)                                 agree to do any of the foregoing.

5.02                        Covenants of Parent and Merger Sub.  During the period from the date of this Agreement and continuing until the Effective Time, Parent and its Subsidiaries shall not:

(a)                                  declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b)                                 (i) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of Parent or its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of Parent or its Subsidiaries, except, in all circumstances, if an appropriate adjustment is made to the Parent Stock Per Share Price to reflect the effect on the Parent Stock Per Share Price of any such event;

(c)                                  other than as set forth on Schedule 4.02 hereof, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing except as currently permitted pursuant to Parent’s employee benefit plans;

(d)                                 amend its Certificate of Incorporation or Bylaws;

(e)                                  change its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred to by Parent and its Subsidiaries’ independent auditors;

(f)                                    except under the Parent’s credit facility or any equipment or capital lease facilities, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity except in the ordinary course of business consistent with past practice of Parent and its Subsidiaries and except for indebtedness in an amount less than $100,000; or

(g)                                 agree to do any of the foregoing.

5.03                        All Necessary Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as practicable.  No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.

5.04                        Notification.  Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.01                        Regulatory Matters.  The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger).  The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Parent or Merger Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Parent (or Merger Sub as the case may be) and the Company shall promptly furnish each other with copies of written communications received by Parent, Merger Sub or the Company, as the case may be, from or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.02                        Securities Matters.

(a)                                  During the two (2) year period following the Closing Date, Parent shall (i) use its best efforts to make current public information available in accordance with Rule 144(c) under the Securities Act and to maintain the continued listing of its shares of Common Stock for trading on the Nasdaq and the Boston Stock Exchange and (ii) furnish to any Stockholder upon written request, (x) a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act and (y) a copy of the most recent annual or quarterly report of Parent.

(b)                                 Parent shall file, within sixty (60) days after the Closing Date, a registration statement (“Registration Statement”) on Form S-3, or other appropriate registration form, with the SEC under the Securities Act with respect to the offer and sale by the Stockholders pursuant to Rule 415 promulgated under the Securities Act of (i) 25% of the shares of Parent Common Stock to be issued to Continuing Employee Stockholders pursuant to this Agreement (which shares shall not include any Escrowed Shares) and (ii) 100% of the shares of Parent Common Stock to be issued to other Company Stockholders pursuant to this Agreement (collectively, the “Registrable Securities”) and will use reasonable, prompt and diligent efforts to cause such Registration Statement to become effective as soon as practicable thereafter.

Parent shall use its reasonable, prompt and diligent efforts to cause the Registrable Securities to be listed on Nasdaq and the Boston Stock Exchange.

(c)                                  Notwithstanding any other provision of this Section 6.02, if the Parent shall furnish to the Stockholder Representative a certificate signed by the president or chief executive officer of the Parent stating that in the good faith judgment of the board of directors of the Parent it would be seriously detrimental to the Parent and its stockholders (including the Stockholders) for such Registration Statement to be filed or such registration to be effected at such time, the Parent shall have the right to defer the filing of the registration statement for so long as reasonably necessary, but no later than 120 days after the Closing Date.

(d)                                 Parent shall prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and to keep such registration statement effective until the earlier of such time as all Stockholders have completed the distribution described in the Registration Statement or the date on which all the Registrable Securities may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 under the Securities Act.

(e)                                  Parent shall, if required under applicable law at the time, use its best efforts to register and qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that Parent shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (ii) to subject itself to taxation in any jurisdiction.

(f)                                    Parent shall notify each Stockholder covered by the Registration Statement at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances then existing.

(g)                                 Parent shall furnish to each Stockholder covered by the Registration Statement such number of conformed copies of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such Stockholder’s shares included in the Registration Statement.

(h)                                 Parent shall notify each Stockholder covered by the Registration Statement (i) when such Registration Statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such Registration

Statement or any post-effective amendment thereto, when the same has become effective, (ii) of any written request by the SEC for amendments or supplements to such Registration Statement or prospectus or for supplemental information, (iii) of the notification to Parent by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of, or of the issuance by the SEC of, any stop order suspending the effectiveness of such Registration Statement; and (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Securities for sale under the applicable securities or “blue-sky” laws of any jurisdiction.

(i)                                     In the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of the Registrable Securities for sale in any jurisdiction, Parent shall use all reasonable efforts promptly to obtain the withdrawal of such order.

(j)                                     All expenses incurred in effecting the registration under Registration Statement shall be borne by Parent.  All underwriting discounts, selling commissions, and stock transfer taxes relating to the Registrable Securities shall be borne by the Stockholders pro rata on the basis of the number of shares of Registrable Securities registered on their behalf.

(k)                                  Parent may require any Stockholder to, and each such Stockholder, shall, furnish Parent with such information regarding such Stockholder and the distribution of the Registrable Securities as Parent may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration.  At any time during the effectiveness of the Registration Statement, if such Stockholder becomes aware of any change materially affecting the accuracy of the information contained in such Registration Statement or the prospectus (as then amended or supplemented) relating to such Stockholder, including but not limited to the sale or disposition of all Registrable Securities owned by each such Stockholder, he or it will promptly notify Parent of such change.

(l)                                     Upon receipt of any notice from Parent of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, each Stockholder will forthwith discontinue such Stockholder’s disposition of Registrable Securities pursuant to the Registration Statement until such Stockholder receives copies of a supplemented or amended prospectus from Parent and, if so directed by Parent, shall deliver to Parent (at Parent’s expense) all copies, other than permanent file copies, then in such Stockholder’s possession of the prospectus relating to such Registration Statement current at the time of receipt of such notice.

(m)                               Parent shall, to the full extent permitted by law, indemnify and hold harmless each Stockholder included in the Registration Statement against any expenses, claims, losses, damages or liabilities to which such Stockholder may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus, preliminary prospectus, or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or. necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that Parent shall not be liable in any such case to the extent that any such loss (or actions in respect thereof) arises out of or is based upon an untrue statement or omission made in any such Registration Statement, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to Parent by such Stockholder and stated to be specifically for use therein.

(n)                                 Each Stockholder shall, to the full extent permitted by law, indemnify and hold harmless Parent, its directors, officers, employees, agents and each other person, if any, who controls Parent within the meaning of the Securities Act, against any expenses, claims, losses, damages or liabilities to which Parent or any such director, officer, employee, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Parent by such Stockholder specifically stating that it is for use in the preparation of such Registration Statement, final prospectus, amendment or supplement; provided, however, that the obligation to provide indemnification pursuant to this Section 6.02(n), shall be several among such indemnifying parties on the basis of the number of shares of Parent Common Stock of each such indemnifying party included in the Registration Statement, and shall not exceed the value as of the date hereof of the shares of Parent Common Stock received by such Stockholder pursuant to this Agreement. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer, employee, agent or controlling person and shall survive the transfer of such securities by such Stockholder.  Each Stockholder shall also indemnify each other Stockholder who participates in the offering or sale under the Registration Statement, their officers, directors, employees, agents and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent as provided above with respect to Parent.

(o)                                 Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in Section 6.02(m) or 6.02(n), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any person to give notice as provided therein shall not relieve any other person of its obligations under Section 6.02(m) or 6.02(n), as the case may be, except to the extent that such other person is actually prejudiced by such failure.  In case any such action is brought, the party obligated to indemnify pursuant to Section 6.02(m) or 6.02(n), as the case may be, shall be entitled to participate in and, unless, in the reasonable judgment of counsel to any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party’s expense. Without the consent of the indemnified party, no indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation.  No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

(p)                                 If the indemnity and reimbursement obligation provided for in Section 6.02(m) or 6.02(n) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any expenses, claims, losses, damages or liabilities (or actions with respect thereto) referred to therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such expenses, claims, losses, damages or liabilities (or actions) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such expenses, claims, losses, damages or liabilities as well as any other relevant equitable considerations.  Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were-to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph.  No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation.

(q)                                 Notwithstanding the foregoing, each Stockholder in the Stockholder Representation Letters, shall covenant and agree as follows:

(i)                                     with respect to each Continuing Employee Stockholder, except for Registrable Securities, that during the thirty-six (36)-month period commencing with the Closing, he will not (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock; provided, however, that Stockholder may engage in any action described in (A) or (B) above only to the extent that no more than an aggregate of twelve and one-half percent (12.5%) of the shares of Parent Common Stock received by Stockholder pursuant to this Agreement has been the subject of actions described in (A) or (B) above during the period between the first anniversary of the Closing and the second anniversary of the Closing, and no more than an aggregate of twenty-five percent (25%) of the shares of Parent Common Stock received by Stockholder pursuant to this Agreement has been the subject of actions described in (A) or (B) above during the period between the first anniversary of the Closing and the third anniversary of the Closing; or

(ii)                                  with respect to all other Stockholders, that (A) during the one-year period following the Closing Date, he will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock held in escrow pursuant to the Escrow Agreement, and (B) during the ten (10)-month period commencing with the effective date of the Registration Statement filed in accordance with Section 6.02, he will not (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock; provided, however, that Stockholder may engage in any action described in (x) or (y) above with respect to Registrable Securities other than those Registrable Securities held in escrow under the Escrow Agreement and only to the extent that no more than ten percent (10%) of the Registrable Securities registered pursuant to such Registration Statement, less the Registrable Securities held in escrow pursuant to the Escrow Agreement, and attributable to the Stockholder is the subject of actions described in (x) or (y) above in each monthly period following the effective date of the Registration Statement.

The restrictions on transferability of Parent Common Stock set forth in this Section 6.02 shall survive any change of control of the Parent.  Each share of Parent Common Stock issued pursuant to this Agreement shall bear a restrictive legend stating the above restrictions.

6.03                        Stockholder Approval; Exemption from Registration.

(a)                                  Immediately upon signing this Agreement, and in accordance with applicable law, the Company’s Certificate of Incorporation and Bylaws, the Company shall solicit written consents from its Stockholders to obtain their approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.  The Company shall ensure that all written consents are solicited and obtained from the Company stockholders in compliance with applicable law, the Company’s Certificate of Incorporation and Bylaws.  The Company agrees to use all reasonable efforts to take all action necessary or advisable to secure the necessary votes required by applicable law and the Company’s Certificate of Incorporation and Bylaws to effect the Merger.

(b)                                 Each of the parties hereto acknowledge that the shares of Parent Common Stock to be issued to the Company Preferred Stockholders pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and agree to fully cooperate with Parent in its efforts to ensure that such shares of Parent Commons Stock may be issued pursuant to such private placement exemption.

(c)                                  Immediately upon signing this Agreement, the Company will distribute an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) in a form previously approved by Parent, describing the Parent, the Company and the transactions contemplated hereby and otherwise in accordance with applicable law, and the Company will send to each Company Stockholder the Information Statement for the purpose of considering, approving and adopting this Agreement, and the other transactions contemplated hereby.  None of the information included in the Information Statement and any other document prepared to comply with Federal or state securities laws, shall, at the time it is first mailed to the Company Stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No amendment or supplement of the Information Statement will be made by the Company without the approval of Parent, which shall not be unreasonably withheld.

6.04                        Access to Information; Confidentiality.  (a)          Subject to Section 6.04(b), the Company shall afford to Parent, and shall cause its independent accountants to afford to Parent and Parent’s accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of the Company’s assets, properties, books, Company Contracts and records, and the Company shall permit Parent and its representatives to make abstracts from and copies of such books and records.  During such period, the Company shall use its reasonable best efforts to furnish promptly to Parent all other information concerning the business, properties and personnel of the Company as Parent may reasonably request.

(b)                                 No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall disclose to any third party, other than either party’s representatives, agents, counsel, accountants or investment bankers any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as contemplated hereby and as may be required by applicable law.  The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

6.05                        No Solicitation of Transactions.  Neither the Company, nor any of its Subsidiaries, nor their respective directors, officers, employees, stockholders, representatives, agents and advisors nor other persons controlled by the Company shall solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group (other than Parent, Merger Sub and their affiliates and representatives) concerning (i) any merger, consolidation, business combination, share exchange, or other similar transaction involving the Company; (ii) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any shares of Company Common Stock or significant assets of the Company; or (iii) the issuance of any new shares of capital stock of the Company or any options, warrants or other rights to acquire shares of capital stock of the Company.  The Company will promptly communicate to Parent, Merger Sub and their affiliates and representatives the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a significant portion of its capital stock or assets or similar transaction involving the Company and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.

6.06                        Legal Conditions to Merger.  Each of Parent, Merger Sub and the Company shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Merger Sub or the Company in connection with the Merger and the other transactions contemplated by this Agreement.

6.07                        Disclosure Supplements.  Prior to the Effective Time, each party will supplement or amend the applicable Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such Disclosure Schedule shall have any effect for the purposes of determining satisfaction of the conditions set forth in Section 7.02(b) hereof or the compliance by the Company with the covenants set forth in Section 5.01 hereof (unless Parent consents in writing to such satisfaction of conditions or compliance or elects to waive such matter by closing the transactions contemplated hereby) or for the purposes of determining satisfaction of the conditions set forth in Section 7.03(a) hereof or the compliance by Parent with the covenants set forth in Section 5.02 hereof (unless the Company consents to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby).

6.08                        Tax Matters.

(a)                                  Audits.  Each party hereto agrees to notify the other party or parties promptly of any audits, investigations, or examinations of or having a potential impact on the Taxes of the Company or Stockholders, by any federal, state or local taxing authority with regard to any taxable periods or portions thereof ending up to and including the Closing Date, if the audit, investigation, or examination could affect the Taxes of the Company or any parties’ indemnification obligations hereunder.  In the event of such an audit, investigation, or examination, Parent or Merger Sub shall control such proceedings and each such party agrees to (i) allow the other party and its attorneys and accountants to participate in said audit, investigation or examination in respect to items which may affect the Company or Stockholders, at such other party’s expense, and (ii) provide the other party and its agents, accountants, and attorneys, with reasonable access to such books and records as they reasonably deem necessary to determine the validity of the items under audit, investigation, or examination by said federal, state or local taxing authority.  The parties agree to either (x) obtain the written consent of the other party prior to agreeing to any audit adjustment or settlement which would adversely affect such other party or its affiliates or (y) waive their right to seek reimbursement from such other party or its affiliates with respect to such audit adjustment or settlement.  Notwithstanding anything to the contrary herein, a party hereto other than the Parent or Merger Sub can control such proceedings concerning an audit, investigation, or examination if and only if such party expressly agrees to fully and totally indemnify and hold harmless the Parent and the Merger Sub for any tax liability attributable to periods prior to the Closing Date (or any tax liability in excess of the Estimated Payroll Tax Obligation in respect of past due payroll tax obligations relating to periods prior to the Closing Date).

(b)                                 Inspection of Tax Records.  Following the Closing Date, Parent, affiliates of Parent, the Company, and Surviving Corporation shall, upon reasonable request, afford to the Stockholders and the Stockholder Representative reasonable access during normal business hours to the books, records and other data of or relating to the Company and Surviving Corporation (and permit the Stockholders and their Stockholder Representative to make copies thereof at their own expense) with respect to taxable periods or portions thereof ending prior to the Closing Date, to the extent that such access may be reasonably required by the Stockholders for the Company or Surviving Corporation to prepare their individual federal, state and local tax returns with respect to all taxable periods ending on or including the Closing Date, and to defend an audit or other investigation or examination of any of their personal federal, state or local Tax Returns for all taxable periods or portions thereof ending on or including the Closing Date.

(c)                                  Retention of Tax Records.  The Company, Surviving Corporation, Parent and Parent’s affiliates agree to retain all books and records with respect to Tax matters pertinent to the Company until the expiration of three (3) months after the relevant statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(d)                                 Preparation of Tax Returns.

(i)                                     The Company shall file at Company’s expense, on or prior to the due date thereof (taking into account applicable extensions), all Tax Returns required to be filed by the Company on or before the Closing Date, with a copy thereof provided to Parent promptly after such filing, and shall timely pay any Taxes due with respect to such Tax Return.

(ii)                                  Parent, Surviving Corporation or their affiliates will file (or cause to be filed) all Tax Returns of the Company or Surviving Corporation due after the Closing Date.  With respect to any such Tax Return for a taxable period that ends on or prior to the Closing Date, any Tax due with respect to such Tax Return shall constitute a Parent Indemnified Tax.

(iii)                               From and after the date hereof, the Stockholders shall not, and shall not permit any of their respective affiliates to, amend any Tax Return previously filed which includes information relating to the Company, unless prior written notice thereof has been delivered to Parent and such amended Tax Return will not result in any tax liability to the Company.

(e)                                  Tax Treatment.  The parties agree that any amounts paid or payable pursuant to Section 6.08(d) shall be treated by the parties on their Tax Returns as an adjustment to the Merger Consideration.

6.09                        Employment Agreements.  Simultaneously with the execution of this Agreement, Parent and each of the Continuing Employee Stockholders listed on Schedule 6.09 have entered into employment agreements in substantially the form attached as Exhibit G hereto, with such changes as may be mutually agreed to by Parent and such Stockholder.

6.10                        Company Employees.  Schedule 6.10 contains a list of all employees of the Company (including the Continuing Stockholder Employees) to whom the Parent will offer employment with the Surviving Corporation or Parent as of and following the Closing (the “Continuing Employees”).  It shall be a condition to the employment of such Continuing Employees with the Surviving Corporation or Parent that the execute a Confidentiality and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit H, unless another form of such agreement is attached to an Employment Agreement entered into between Parent and the Continuing Employee.  On or before the Closing Date and in accordance with applicable law, the Company shall terminate all of the employees of the Company other than Continuing Employees and other than those employees noted on Schedule 6.10 as “Transition Employees.”  The Company may, with the prior approval of Parent, provide for severance payments for such employees.

6.11                        Plans and Stock Option Grants.

(a)                                  From and after the Effective Time, (i) all Transition Employees shall continue in their existing benefit plans until their employment with the Surviving Corporation is terminated, and (ii) all Continuing Employees shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliate’s employees in the United States, except that the Company’s Stock Plan shall be terminated as of the business day immediately preceding the Closing Date.  Parent shall take as promptly as reasonably practical after the Closing Date, and with respect to the health and welfare benefits programs no later than 90 days after the Closing Date, and to the extent permitted by Parent’s benefit programs, such reasonable actions as are necessary to allow eligible Continuing Employees to participate in the health, welfare and other benefits programs of Parent or alternative benefits programs that, in the aggregate, are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms.  Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans, except as otherwise provided herein.

(b)                                 On or before the Closing, Parent shall have reserved an aggregate of 525,000 shares of Parent Common Stock under Parent’s Stock Option Plan (the “Continuing Employee Option Pool”) for the grant to Continuing Employees in such amounts as determined by Parent and the Company and as set forth on Schedule 6.11 hereto.  After the Effective Time, Parent shall take all necessary corporate action to grant options consisting of the entire Continuing Employee Option Pool to the Continuing Employees, at the first meeting of Parent’s Board of Directors following the Closing under the terms and conditions of Parent’s Stock Option Plan and the form stock option agreement (the “Parent Stock Option Agreement”) set forth in Exhibit

I hereto.  The exercise price per share of Parent Common Stock purchasable under each option granted from the Continuing Employee Pool shall be equal to the fair market value per share of Parent Common Stock on the option grant date.

6.12                        Non-Compete Agreements.  As additional consideration for Parent, and as a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the Merger, each person listed on Schedule 6.12 shall enter into a Non-Compete Agreement with Parent, in the form attached hereto as Exhibit J (the “Non-Compete Agreement”), on or before the Closing Date, pursuant to which each such person shall agree to certain noncompetition, nonsolicitation and no-hire provisions as mutually agreed to between Parent and such Stockholder or other person.

6.13                        Publicity.  Parent, Merger Sub, the Company and the Stockholder Representative agree that, except as otherwise required by law, they (a) will make no public comment concerning or announcement regarding the Merger and (b) institute procedures to restrict knowledge of the proposed transaction to those who need to know.  In addition, the parties acknowledge that Parent, as a publicly held company, is subject to certain disclosure requirements under federal securities laws.  Accordingly, Parent reserves the right to disclose the Merger, including financial information regarding the Company and the status of negotiations, at any time it decides that such disclosure is appropriate under the securities laws or the rules of any stock exchange, provided, however, that Parent shall provide the Company and its counsel a reasonable time to review and comment upon such disclosure.

Except as otherwise required by law or the rules of the Nasdaq or the Boston Stock Exchange and notwithstanding anything in this Agreement to the contrary, so long as this Agreement is in effect, none of Parent, Merger Sub or the Company shall, or shall permit any of their Subsidiaries, if applicable, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party.

6.14                        Indemnification.  Parent agrees that it will, after the Effective Time, provide to those individuals who have served as directors or officers of the Company indemnification equivalent to that provided by the Certificate of Incorporation and Bylaws of the Company with respect to matters occurring prior to the Effective Time, for a period of six (6) years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which, have not been resolved prior to the sixth (6th) anniversary, until such matters are finally resolved).  To the extent permitted by law, Parent will advance expenses in connection with the foregoing indemnification.  In the event Parent or any of its successors or assigns (a) consolidates with or merges into any other person and Parent shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets or any person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.14.

6.15                        Termination of Company Warrants, Stock Agreement and Profit Sharing Plan.  Prior to the Closing, the Company shall take all actions necessary to cause each Company Warrant to be validly exercised or terminated pursuant to its terms, to cause the termination of the Stock Agreement dated as of July 25, 2002 between the Company and L. M. Earle, and to cause the termination of the profit sharing plan of the Company reflected in Schedule 3.05 hereto, and the Company shall provide Parent satisfactory documentation of any such exercise or termination.

6.16                        Obligations of Surviving Corporation.  Parent agrees that it will, promptly after the Effective Time, (a) pay in full no later than five business days after the Closing Date all obligations to the Internal Revenue Service as necessary to satisfy the Estimated Payroll Tax Obligations, (b) pay in full all obligations owing KeyBank National Association under the Company’s loan #0100427938/20001, loan #0100417186/10001 to Donna Galeti, loan #0100415800/00001 to Mark A. Polly, and loan #0100415966/00001 to James J. Miller, (c) provide a standby letter of credit in substitution of the Company’s Standby Letter of Credit #S030367300, and (d) file with the Internal Revenue Service under the Delinquent Filer Voluntary Compliance Program all Forms 5500 for the Plans that have not previously been filed as required and pay all obligations arising in connection therewith.

ARTICLE VII
CONDITIONS PRECEDENT

7.01                        Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)                                  Regulatory Approvals.  All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b)                                 No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

7.02                        Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent or Merger Sub, at or prior to the Effective Time, of the following conditions:

(a)                                  Stockholder Approval.  This Agreement shall have been approved and adopted by the requisite vote of the Stockholders in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws and by each Company Preferred Stockholder.

(b)                                 Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Company Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  Parent shall receive at Closing a certificate signed on behalf of the Company by an authorized officer to the foregoing effect.

(c)                                  Performance of Obligations of the Company.  The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall receive at Closing a certificate signed on behalf of the Company by an authorized officer to such effect.

(d)                                 Consents Under Agreements.  The consent, approval, waiver or amendment of each person (other than the Governmental Entities) set forth on Schedule 3.04 hereto shall have been obtained and shall be reasonably satisfactory to Parent.

(e)                                  Stockholder Representation Letters.  Each of the Company Preferred Stockholders shall have executed and delivered to Parent a Stockholder Representation Letter.

(f)                                    Stock Restriction Agreements.  Each of the Continuing Employee Stockholders shall have executed Stock Restriction Agreements with Parent.

(g)                                 Non-Compete Agreements.  Each of the persons listed on Schedule 6.12 shall have executed and delivered to Parent a Non-Compete Agreement.

(h)                                 FIRPTA Compliance.  The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger.

(i)                                     Resignations.  The Company shall have received written letters of resignation from each of the current members of the Board of Directors of the Company, and each officer of the Company shall resign from such office, effective at the Effective Time.

(j)                                     Termination of the Company’s Agreements.  Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to its Stockholders and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, shall have been terminated or shall terminate as of the Effective Time.

(k)                                  Termination of the Stock Plan.  Parent shall have been furnished evidence satisfactory to it that the Company has effected the termination of the Stock Plan and has satisfied all requirements under the Stock Plan or otherwise to effect such termination, including, but not limited to, the giving of any notice and obtaining any consents, amendments or waivers required by the Stock Plan or any agreement relating to the Company Options.

(l)                                     Termination of Company Warrants, Stock Agreement and Profit Sharing Plan.  Parent shall have been furnished evidence satisfactory to it that all Company Warrants have been exercised or terminated or shall terminate as of the Effective Time that all rights granted by the Company under the Stock Agreement dated as of July 25, 2002 between the Company and L. M. Earle have been terminated or shall terminate as of the Effective Time, and that all rights of employees of the Company under the profit sharing plan of the Company have been terminated or shall terminate as of the Effective Time.

(m)                               Opinion of Counsel for Company.  The Parent and Merger Sub shall have received an Opinion of Counsel of the Company in substantially the form attached as Exhibit K.

(n)                                 Escrow Agreement.  The Parent, Merger Sub, Stockholder Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(o)                                 No Material Adverse Changes.  During the period between the execution of this Agreement and the Closing Date, there shall not have been any Company Material Adverse Effect and no fact or condition specific to the Company shall exist which has had or would reasonably be expected to cause such a Company Material Adverse Effect after the Closing.

7.03                        Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Parent Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  The Company shall receive at Closing a certificate signed on behalf of Parent by an authorized officer to the foregoing effect.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have each performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall receive at Closing a certificate signed on behalf of Parent and Merger Sub by an authorized officer of each company to such effect.

(c)                                  Opinion of Counsel for the Parent and Merger Sub.  The Company shall have received an opinion of counsel of Parent and Merger Sub in form and substance reasonably acceptable to the parties.

(d)                                 Escrow Agreement.  The Company, Parent, Merger Sub, Stockholder Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(e)                                  No Material Adverse Changes.  During the period between the execution of this Agreement and the Closing Date, there shall not have been any Parent Material Adverse Effect and no fact or condition specific to the Parent shall exist which has had or would reasonably be expected to cause such a Parent Material Adverse Effect after the Closing.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.01                        Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                                  by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)                                 by either Parent or the Company (provided, however, that the right to terminate this Agreement under this clause shall not be available to any party who’s breach or failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur) if there shall have been any material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, or any of the representations and warranties of such party shall cease to be materially true and correct, such that the provisions of Sections 7.02(b) and 7.02(c) or Sections 7.03(a) and 7.03(b), as the case may be, would not be satisfied and such breach has not been cured within ten (10) days after notice thereof to the breaching party; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(c)                                  by either Parent or the Company if the Closing shall not have occurred by July 31, 2004; provided, however, such date may be increased by an additional thirty (30) days at the request of the Parent if the Closing is delayed solely because any Requisite Regulatory Approval has not been obtained and Parent is diligently undertaking such efforts required to obtain the same; provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose actions or failure to act has been a primary cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

8.02                        Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, except that Section 6.04(b) shall survive any termination of this Agreement for a period of two (2) years following such termination, and there shall be no further obligation on the part of Parent, Merger Sub, the Company, or their respective officers or directors or the Stockholders except for the obligations under such provisions.  Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.

8.03                        Expenses.  Regardless of whether the transactions contemplated by this Agreement close, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

8.04                        Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.05                        Extension; Waiver.  Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
INDEMNIFICATION

9.01                        Agreement to Indemnify.  Following the Closing and subject to the limitations set forth herein,

(a)                                  the Company Preferred Stockholders shall severally indemnify and agree to defend and hold harmless Parent and the Surviving Corporation (and their respective affiliates, officers, directors, employees, representatives and agents) (“Purchaser Indemnities” and, singularly, a “Purchaser Indemnitee”) against and in respect of any and all Damages, by reason of or otherwise arising out of:

(i)                                     Parent Indemnified Taxes;

(ii)                                  any liability for past-due payroll tax obligations of the Company relating to periods prior to the Closing Date, to the extent the Surviving Corporation’s liability for all such past-due payroll obligations exceeds the Estimated Payroll Tax Obligation;

(iii)                               any claim for software license fees or penalties arising as a result of the audit of the Company’s software use occurring on or about the date of this Agreement;

(iv)                              any liability of the Surviving Corporation related to the failure to timely file any required Forms 5500 for the Plans;

(v)                                 the Adjustment of Merger Consideration pursuant to Section 2.04 to the extent the Additional Merger Consideration Adjustment is greater than the Cash Holdback Amount;

(vi)                              any claim by an employee or former employee of the Company, or any other person or entity, based upon (A) such employee’s or former employee’s employment with the Company prior to the Effective Time, (B) the termination of employment of current or former employees of the Company pursuant to this Agreement or otherwise prior to the Effective Time, or (C) any severance arrangements or payments or any benefit, salary, bonus, commission or other compensation payments made or required to be made in connection with such terminations prior to the Effective Time;

(vii)                           any claim by a Stockholder or former stockholder of the Company, or any other person or entity, against the Company or any of its affiliates, officers, directors, employees or agents, based upon (A) any rights of a stockholder (other than the right of Company Preferred Stockholders to receive Merger Consideration pursuant to this Agreement), including appraisal rights under the applicable provisions of the DGCL, any option, preemptive rights or rights to notice or to vote, or (B) any claim of false or misleading information relating to the Company or the transactions contemplated hereby included in the Information Statement; or

(viii)                        a breach by the Company of a representation, warranty or covenant contained in this Agreement.

“Damages” shall include, reasonable attorneys’ fees and disbursements, reasonable accountants’ fees and disbursements, costs of litigation and other expenses incurred by them (or their respective affiliates, officers, directors or employees) in the defense of any claim asserted against them (or their respective affiliates, officers, directors, employees or agents) and any amounts paid in settlement or compromise of any claim asserted against them to the extent that the claim asserted is or would have been subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 9.02 and 9.03.  “Damages” shall not include any amount for which reimbursement is received by Parent, the Surviving Corporation or the Company, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party which the Parent, the Company and the Surviving Corporation shall use their best efforts to pursue, and shall be determined net of any tax benefit actually realized by the Indemnified Party as a result of the claim.  “Parent Indemnified Taxes” means any and all Taxes together with any costs, expenses, losses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, litigation or other proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (i) imposed on the Company or any of its Subsidiaries for which it may otherwise be liable for any taxable period or portion thereof ending on or prior to the Effective Time, including as a result of the transactions contemplated by the Agreement (subject to the availability of the Company’s net operating losses for such period), (ii) resulting from the breach of the representations and warranties set forth in Section 3.08 (determined without regard to any materiality or knowledge qualifiers or any scheduled items that may be contained therein) or covenants of the Company or the Shareholders set forth in Section 6.08, (iii) of any other Person by reason of the liability of the

Company pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or foreign law, as a successor or transferee, by contract or otherwise; but only to the extent such Taxes were not included in Closing Date Debt.  Parent Indemnified Taxes shall also include any cost or expense of preparing federal and state income Tax Returns filed after the Closing Date with respect to taxable periods ending on or before the Closing Date.

(b)                                 Parent shall indemnify and agrees to defend and hold harmless the Stockholders (and their respective affiliates, representatives and agents) against and in respect of any and all Damages by reason of or otherwise arising out of

(i)                                     a breach by Parent or Merger Sub of any representation, warranty or covenant contained in this Agreement; or

(ii)                                  any claim of false or misleading information relating to Parent included in the Information Statement or Parent SEC Filings.

9.02                        Survival of Indemnity.  The representations and warranties and indemnification obligations of the Company and each Indemnifying Party pursuant to Section 9.01 shall survive the Closing for a period of twelve (12) months, except for Damages arising out of a breach of any of the representations or warranties in either Section 3.08 or Section 3.13, which shall survive for a period equal to the applicable statute of limitations on any claim relating thereto, and any claims for indemnification in accordance with this ARTICLE IX with respect to any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period.  Upon expiration of such periods, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

9.03                        Additional Provisions.

(a)                                  Limitations on Indemnified Amounts of the Company Preferred Stockholders.  The Company Preferred Stockholders shall have the obligation to indemnify parties under this ARTICLE IX with respect to all matters listed in Section 9.01(a) or as otherwise provided herein, except that the Company Preferred Stockholders shall have the obligation to indemnify parties with respect to matters arising under Section 9.01(a)(viii) only to the extent the Company Preferred Stockholders’ aggregate indemnity obligations under Section 9.01(a)(viii) exceed $50,000.00.  Notwithstanding the preceding sentence, in no event shall any Company Preferred Stockholder’s aggregate indemnity obligations exceed an amount equal to 50% of the aggregate Merger Consideration received by such Company Preferred Stockholder.  The liability of the Company Preferred Stockholders for indemnification under this ARTICLE IX by reason of or arising out of any breach by the Company of any representation or warranty shall not be modified, waived or diminished by any examination or investigation conducted by Parent of the books, records or operations of the Company.

(b)                                 Limitations on Indemnified Amounts of Parent.  Parent shall have the obligation to indemnify the Company under this ARTICLE IX with respect to all matters listed in Section 9.01(b), except that Parent shall have the obligation to indemnify the Company under this ARTICLE IX only to the extent that Parent’s aggregate indemnity obligations hereunder shall exceed $50,000.00.  Notwithstanding the preceding sentence, in no event shall the Parent’s aggregate indemnity obligations exceed an amount equal to the maximum potential aggregate indemnification obligation of the Preferred Stockholders as provided in Section 9.03(a).  The liability of Parent for indemnification under this ARTICLE IX by reason of or arising out of any breach by Parent or Merger Sub of any representation or warranty shall not be modified, waived or diminished by any examination or investigation conducted by the Company of the books, records or operations of Parent and Merger Sub.

(c)                                  Satisfaction of Indemnification Obligations.  Parent and Merger Sub agree that all Damages shall be satisfied as follows:

(i)                                     First with the Escrowed Shares, until the aggregate amount of unresolved indemnification claims made for the benefit of the Purchaser Indemnities exceeds the value of the Escrowed Shares; and

(ii)                                  Second, the Parent Indemnified Parties shall be free to pursue Damages directly against the Company Series A Preferred Stockholders subject to the maximum potential indemnification obligation of the Company Preferred Stockholders as provided in Section 9.03(a).

Notwithstanding the preceding sentence, (x) the Stockholders may at their option through a notice by the Stockholder Representative to Parent within ten (10) days of the final determination of any Damages, satisfy the payment of any Damages through the payment of cash in lieu of the Escrowed Shares or with shares of Parent Common Stock issued as Merger Consideration in lieu of the payment of cash, and (y) Parent may offset any Damages for items listed in Sections 9.01(a)(i)-9.01(a)(vii) against any and all amounts payable to the Company Series A Preferred Stockholders in accordance with Section 2.04(d).  Any shares of Parent Common Stock used to satisfy such Damages shall be valued at the Parent Stock Per Share Price.

(d)                                 No Limitation in Event of Fraud.  Notwithstanding any other provision hereof, nothing in this ARTICLE IX (including the provisions of paragraphs (a), (b) or (c) of this Section 9.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors or a violation of the federal securities laws.

(e)                                  Exclusivity of Remedy; Survival of Covenants.  Following the Closing, except in respect of claims based upon fraud or violation of the federal securities laws, the indemnification accorded by this Section shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE IX in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto other than the Employment Agreements.  Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief.  The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

(f)                                    Subrogation.  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE IX, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

9.04                        Claim Notice; Definitions; Third Party Claim Procedures.

(a)                                  Claim Notice.  An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE IX, which shall contain (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE IX for such Damages, and (iii) a demand for payment, provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure.  Parent, Merger Sub, the Company and the Stockholder’s Representative agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrowed Shares.

(b)                                 Definitions.  The term “Indemnified Party” shall mean a party (or its successor) who is entitled to indemnification from a party hereto pursuant to this ARTICLE IX; the term “Indemnifying Party” shall mean a party (or its successor) hereto who is required to provide indemnification under this ARTICLE IX to another party; and the term “Third Party Claim” shall mean any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

(c)                                  Procedure.  The Indemnified Party may, upon reasonable notice, tender the exclusive defense of a Third Party Claim (subject to the provisions of this Section 9.04(c)) to the Indemnifying Party.  If (i) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification (or reservation of rights) by the Indemnifying Party; or (ii) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 9.04(c), the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE IX; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.  The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein.  So long as the

Indemnifying Party has not lost its right, defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the thirty (30) day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable.  Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have an adverse effect on the Indemnified Party’s business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE IX shall relieve it of such obligations to the extent they exist.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE IX, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least twenty (20) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 9.04(c), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.  The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

ARTICLE X
STOCKHOLDERS REPRESENTATIVE

10.01                 Appointment of Stockholders Representative.  The initial Stockholders Representative shall be Robert Honner (the “Stockholders Representative”).  The Stockholders Representative shall be the attorney-in-fact and agent of Stockholders with respect to the matters set forth in this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, the Stockholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Stockholder shall otherwise exist against the Stockholder Representative.  The foregoing power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Stockholders.

10.02                 Authority.  Each Company Preferred Stockholder, pursuant to the Stockholder Representation Letter, shall grant the Stockholder Representative full power and authority:

(a)                                  to execute and deliver, on behalf of such Stockholder, and to accept delivery of, on behalf of such Stockholder, such documents as may be deemed by the Stockholder Representative, in his sole discretion, to be appropriate to consummate this Agreement;

(b)                                 to (i) dispute or refrain from disputing, on behalf of such Stockholder, any claim made by Parent or the Surviving Corporation under this Agreement; (ii) negotiate and compromise, on behalf of such Stockholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under this Agreement, and (iii) execute, on behalf of such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy;

(c)                                  to give or agree to, on behalf of such Stockholder, any and all consents, waivers, amendments or modifications, deemed by the Stockholder Representative, in his sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(d)                                 to enforce, on behalf of such Stockholder, any claim against Parent, Merger Sub or the Surviving Corporation arising under this Agreement; and

(e)                                  to give such instructions and to take such action or refrain from taking such action, on behalf of such Stockholders, as the Stockholder Representative deems, in their sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

10.03                 Reliance.  Each Company Preferred Stockholder, pursuant to the Stockholder Representation Letter, shall agree that:  (a) in all matters in which action by the Stockholder Representative is required or permitted, the Stockholder Representative is authorized to act on behalf of such Stockholder, notwithstanding any dispute or disagreement among Stockholders or between any Stockholder and the Stockholders Representative, and Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on any and all action taken by the Stockholder

Representative, under this Agreement without any liability to, or obligation to inquire of, any of the Stockholders notwithstanding any knowledge on the part of the Parent of any such dispute or disagreement; (b) the power and authority of the Stockholder Representative, as described in this Agreement, shall be effective until all rights and obligations of Stockholders under this Agreement have terminated, expired or been fully performed; and (c) if the Stockholder Representative resigns or otherwise ceases to function in his or her capacity as such for any reason whatsoever, a majority of the Stockholders shall have the right, exercisable upon written notice delivered to Purchaser to appoint another individual to serve as a new Stockholder Representative to fill the vacancy caused by the circumstance described above.

10.04                 Indemnification of Parent, Merger Sub and Their Affiliates.  Company Preferred Stockholders, pursuant to the Stockholder Representation Letter, shall jointly and severally indemnify the Purchaser Indemnities against, and agree to hold the Purchaser Indemnities harmless from, any and all Damages incurred or suffered by any Purchaser Indemnitee arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this ARTICLE X by a Stockholder or a Stockholder Representative, or the designation, appointment and actions of the Stockholder Representative pursuant to the provisions hereof, including with respect to (a) actions taken by the Stockholder Representative, and (b) reliance in good faith by any Purchaser Indemnitee on, and actions in good faith taken by any Purchaser Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by the Stockholder Representative.

10.05                 Indemnification of Stockholder Representative.  Each Company Preferred Stockholder, pursuant to the Stockholder Representation Letter, shall severally indemnify and hold any Person serving as the Stockholder Representative harmless from and against any Damages (except as result from such Person’s bad faith, gross negligence or willful misconduct) that such Person may suffer or incur in connection with any action taken by such Person as the Stockholder Representative.  Each Stockholder shall bear its pro-rata portion of such Damages.  No Person serving as Stockholder Representative shall be liable to any Stockholder with respect to any action or omission taken or omitted to be taken by the Stockholder Representative pursuant to this ARTICLE X, except for such Person’s gross negligence or willful misconduct.  No Stockholder Representative shall be responsible in any manner whatsoever for any failure or inability of Parent or Merger Sub, or of anyone else, to honor any of the provisions of this Agreement.  The Stockholder Representative shall be fully protected by Stockholders in acting on and relying upon any written notice, direction, request, waiver, notice, consent, receipt or other paper or document which they in good faith believe to be genuine and to have been signed or presented by the proper party or parties.  The Stockholder Representative shall not be liable to the Stockholders for any error of judgment, or any act done or step taken or omitted by any of them in good faith or for any mistake in fact or law, or for anything which any of them may do or refrain from doing in connection herewith, except for their own bad faith, willful misconduct or gross negligence.  The Stockholder Representative may seek the advice of legal counsel, engage experts or otherwise incur reasonable expenses in the event of any dispute or question as to the construction of any of the provisions of this Agreement or their duties hereunder, and they shall incur no liability to Stockholders with respect to any action taken, omitted or suffered by them in good faith in accordance with the opinion of such counsel or experts.  The Stockholders shall severally hold the Stockholder Representative harmless from and against any and all such expenses, and, in addition to any and all other remedies available, the Stockholder Representative shall have the right to set-off against any amounts due to the Stockholders.

ARTICLE XI
GENERAL PROVISIONS

11.01                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (with confirmation from recipient) provided that a copy of all telecopies is sent by one of the other delivery methods set forth in this Section 11.01 within one (1) day of being telecopied, three (3) days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Parent or Merger Sub, to:

Perficient, Inc.

1120 S. Capital of Texas Highway

Building 3, Suite 220

Austin, Texas  78746

Attn:  John T. McDonald, Chief Executive Officer

Phone:                                                 (512) 531-6000

Facsimile:                                  (512) 531-6011

with a copy to:

Vinson & Elkins L.L.P.

The Terrace 7

2801 Via Fortuna, Suite 100

Austin, Texas  78746

Attn:  J. Nixon Fox III, Esq.

Phone:                                        (512) 542-8427

Facsimile:                         (512) 236-3216

(b)                                 if to the Company, to:

Meritage Technologies, Inc.

1400 Commerce Center Drive

Suite D

Franklin, Ohio  45005

Attn:  Chris Gianattasio

Phone:                                        (937) 743-1870 ext. 104

Facsimile:                         (937) 743-1874

with a copy to:

Greenhill and Co., Inc.

300 Park Avenue

New York, New York  10022

Attention:  John Liu

(c)                                  if the Stockholder Representative, to:

Robert Honner

3160 Terra Drive

Columbus, Ohio  43228

Phone:                                        (614)  487-1956

with a copy to:

Greenhill and Co., Inc.

300 Park Avenue

New York, New York  10022

Attention:  John Liu

11.02                 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.03                 Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.04                 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.05                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof.

11.06                 Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Sections 6.05 or 6.12 of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 6.05 or 6.12 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in the city of Chicago in the State of Illinois, this being in addition to any other remedy to which they are entitled at law or in equity.

11.07                 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.08                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

11.09                 Amendment.  This Agreement may be amended with respect to any of the terms contained herein only by written agreement, signed by each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PERFICIENT, INC.

By:
Name:	Jeffrey Davis
Title:	President

PERFICIENT MERITAGE, INC.

By:
Name:	Michael Hill
Title:	Vice President

MERITAGE TECHNOLOGIES, INC.

By:
Name:	Christopher Gianattasio
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

Robert Honner

SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER